Exhibit 4.7

Statement of Registration Rights

(1) Capitalized terms used in this Statement of Registration Rights shall have the meanings assigned to them in that certain Merger Agreement among Coinstar, Inc., El Toro Prepaid Inc., Contango Inc., Mundo Communications Network, Inc. and the Founders of Mundo Communications Network, Inc., dated as of February 25, 2005 (the “Merger Agreement”).

(2) Within five business days following (i) the date that Coinstar shall have filed its 10-K annual report for calendar year 2004 (the “2004 10-K”) with the SEC, if such filing occurs after the Effective Date, or (ii) the Effective Date, if the 2004 10-K has been filed prior to such date, Coinstar shall prepare and file with the SEC, and the parties hereto shall cooperate and use their commercially reasonable efforts to prepare and file, a registration statement on such appropriate form as shall be selected by Coinstar (the “Closing Registration Statement”), and any necessary amendments or supplements thereto, relating to the resale of the Closing Shares. Coinstar agrees to use its commercially reasonable efforts to have the Closing Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness until the earlier of one year following the date that such Closing Shares were issued to the Founders or the date by which all Closing Shares have been sold pursuant to such Closing Registration Statement, at which time Coinstar shall no longer have any obligation to maintain the effectiveness of such Closing Registration Statement. Coinstar shall, prior to the effectiveness of the Closing Registration Statement, file with Nasdaq, if required, a Notification for Listing of Additional Shares providing for inclusion for quotation on Nasdaq of the Closing Shares resalable subject to such Registration Statement and shall use commercially reasonable efforts to cause the shares of Closing Stock to be approved for quotation on Nasdaq, subject to official notice of issuance, prior to the effectiveness of the Closing Registration Statement.

(3) If the Founders have been issued Contingent Shares, then within 10 business days following the date that Coinstar next files a quarterly report on Form 10-Q or annual report on Form 10-K annual, Coinstar shall prepare and file with the SEC, and the parties hereto shall cooperate and use their commercially reasonable efforts to prepare and file, a registration statement on such appropriate form as shall be selected by Coinstar (the “Contingent Registration Statement”, and together with the Closing Registration Statement, the “Registration Statements”), and any necessary amendments or supplements thereto, relating to the resale of the Contingent Shares. Coinstar agrees to use its commercially reasonable efforts to have the Contingent Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness until the earlier of (A) one year following the date that such Contingent Shares were issued to the Founders or (B) the date by which all Contingent Shares have been sold pursuant to such Contingent Registration Statement, at which time Coinstar shall no longer have any obligation to maintain the effectiveness of such Contingent Registration Statement. Coinstar shall, prior to the effectiveness of the Contingent Registration Statement, file with Nasdaq, if required, a Notification for Listing of Additional Shares providing for inclusion for quotation on Nasdaq of the shares of Contingent Shares resalable subject to such Registration Statement and shall use commercially reasonable efforts to cause the Contingent Shares to be approved for quotation on Nasdaq, subject to official notice of issuance, prior to the effectiveness of the Contingent Registration Statement.

(4) Notwithstanding any other provision of this Statement of Registration Rights, Coinstar shall have the right at any time to prohibit or suspend offers and sales of Merger Shares whenever, and for so long as, in the reasonable judgment of Coinstar after consultation with counsel (i) there exists a material development or a potential material development with respect to or involving Coinstar that Coinstar would be obligated to disclose in the prospectus contained in either Registration Statement, which disclosure would in the good faith judgment of Coinstar be premature or otherwise inadvisable at such time and would have a material adverse effect upon Coinstar and its stockholders, or (ii) an event has occurred that makes any statement made in either Registration Statement or related prospectus (the “Prospectus”) or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or which requires the making of any changes in any Registration Statement or Prospectus so that it will not contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein not misleading or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. To effect such suspension or prohibition, Coinstar shall deliver a certificate in writing to the holders of the Merger Shares and, upon receipt of such certificate, the use of any Registration Statement and Prospectus will be deferred or suspended and will not recommence until (x) such holders’ receipt from Coinstar of copies of the supplemented or amended Prospectus or (y) such holders are advised in writing by Coinstar that the Prospectus may be used. Coinstar will use commercially reasonable efforts to ensure that the use of any Registration Statement and Prospectus may be resumed as soon as practicable and, in the case of a pending development referred to in (i) above, as soon as, in the judgment of Coinstar, disclosure of the material information relating to such pending development would not have a materially adverse effect on Coinstar’s ability to consummate the transaction, if any, to which such development relates. In the event of any such deferral or suspension under this paragraph (4), the period of time for which Company will use its best efforts to maintain the effectiveness of either Registration Statement under this Statement of Registration Rights will be extended by a like number of days.

(5) Coinstar shall bear all expenses (including, without limitation, legal and accounting costs, registration fees, filing and qualification fees and printing expenses) incurred in preparing and filing the Registration Statements. All broker discounts and other selling costs and any fees of legal counsel to holders of the Merger Shares, accountants or other advisors applicable to the Registration Statement or the sale of Merger Shares shall be borne by the Founders. Each Founder shall cooperate with Coinstar and furnish Coinstar with such information regarding such Founder as Coinstar may reasonably request in connection with the Registration Statement.

* Notwithstanding this Statement of Registration Rights, the selling shareholders have agreed that the Contingent Shares may, at Coinstar’s option, be registered with the Closing Shares on the Closing Registration Statement.